BRANCH Office Purchase and Assumption Agreement

by and among

First National Bank, National Association

and

NBOH Properties, LLC

and

Premier Bank & Trust, National Association

Dated as of the 1st day of February, 2013

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	8.10	Individual Retirement Accounts	35
	8.11	Covenant Not to Compete	35
	8.12	Non-solicitation of Employees	35
	8.13	Office-Originated Loans after Closing	36
9.	TERMINATION		36
	9.1	Termination by Mutual Agreement	36
	9.2	Termination by SELLERS	36
	9.3	Termination by BUYER	37
	9.4	Effect of Termination	37
10.	MISCELLANEOUS PROVISIONS		38
	10.1	Expenses	38
	10.2	Limitations on Indemnification	38
	10.3	Waivers	38
	10.4	Notices	39
	10.5	Parties in Interest; Assignment; Amendment	40
	10.6	Headings	40
	10.7	Terminology	40
	10.8	Press Releases	41
	10.9	Entire Agreement	41
	10.10	Governing Law	41
	10.11	Flexible Structure	42
	10.12	Counterparts	42
	10.13	Tax Matters	42
	10.14	Updating of Disclosure Schedules and Exhibits	42

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SCHEDULES

3.1(c)	Noncontravention
3.1(r)	Home Equity Loans

EXHIBITS

1.2(a)	Description of Real Estate
1.2(b)	Furniture, Fixtures and Equipment
1.2(e)	Office Loans
1.2(g)	Assumed Contracts
1.3(b)	Deposit Liabilities; Deposit Accounts
1.4(b)	Allocation of Acquisition Consideration
4.1(a)	Office Offered Employees
6.2(b)	Bill of Sale/Assignment and Assumption

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BRANCH OFFICE PURCHASE AND ASSUMPTION AGREEMENT

This Branch Office Purchase and Assumption Agreement (this "Agreement") is made and entered into this 1st day of February, 2013, by and among Premier Bank & Trust, N.A., a national banking association with its principal office at 6141 Whipple Avenue, N.W., North Canton, Ohio 44720 ("BUYER"), First National Bank, N.A., a national banking association with its principal office located at 112 West Market Street, Orrville, Ohio 44667 (“FNB”), and NBOH Properties, LLC, an Ohio limited liability company, with its principal office located at 112 West Market Street, Orrville, Ohio 44667 (“NBOH” and collectively with FNB, "SELLERS"; each of NBOH and FNB, a “SELLER”). Certain terms used but not otherwise defined herein shall have the meanings given such terms in Section 10.7 hereof.

WHEREAS, BUYER desires to purchase and assume from SELLERS, and SELLERS desire to sell and assign to BUYER, certain assets and liabilities associated with the Office (as defined below);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BUYER and SELLERS hereby agree as follows:

1.           PURCHASE AND ASSUMPTION.

1.1         Purchase and Sale of Assets. At the Closing (as defined in Section 6.1 hereof), BUYER shall purchase, acquire and assume, and SELLERS shall sell and assign, the real estate and other assets described in Section 1.2 hereof, including all leases for such real estate on which the Office (as defined below) and other premises are located (collectively, the "Assets"), all of which are used in and/or relate primarily to the business conducted by FNB at its branch office commonly known for street numbering purposes as 3085 West Market Street, Akron, Ohio 44333 and located at the site described in Exhibit 1.2(a) attached hereto and incorporated herein by reference, pursuant to the terms and conditions, and subject to the exceptions, set forth herein. The foregoing branch office is referred to as the "Office." The transactions contemplated by this Agreement and the purchase of the Assets and assumption of the Assumed Liabilities (as defined below) provided for herein is referred to herein as the "Acquisition." The parties hereby agree that, effective as of the Closing, that certain lease agreement between NBOH and FNB for the lease of the Office shall be terminated and shall not be assigned to or assumed by BUYER hereunder.

1.2         Transfer of Assets. Subject to the terms and conditions of this Agreement, SELLERS shall sell, assign, transfer, convey and deliver to BUYER, on the Closing Date (as defined in Section 6.1 hereof), free and clear of any liens, charges, mortgages, pledges, easements, encumbrances, impairments, security interests, claims, or any other title defects or restrictions whatsoever (collectively, “Liens”), except for the Permitted Exceptions, the Assets, which shall include the following:

(a)          Real Estate. All of NBOH's right, title and interest in and to the real estate described in attached Exhibit 1.2(a) on which the Office and other premises are situated, together with all of NBOH’s rights in and to all improvements thereon and all easements rights, privileges and appurtenances associated therewith (collectively, the "Real Estate"). Exhibit 1.2(a) identifies the Real Estate by street address, legal description and/or tax parcel number;

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(b)          Furniture and Equipment. All of SELLERS’ right, title and interest to the furniture, fixtures and equipment located at the Office and listed in Exhibit 1.2(b) attached hereto and incorporated herein by reference (collectively, the "Fixed Assets"), free and clear of any Liens, except for the Permitted Exceptions; provided, however, that such Fixed Assets shall specifically exclude, among other items, teller software, branch capture software, branch capture CPUs, controllers, servers, sign "skins" with FNB’s name, printed supplies and documents and other materials bearing any name and/or logo of FNB or any affiliate of FNB, network communications equipment and related devices, leased or licensed software, and marketing fixtures;

(c)          Cash on Hand. All cash on hand at the Office as of the close of business on the Closing Date, including vault cash, petty cash, ATM cash and tellers' cash;

(d)          Prepaid Expenses. All prepaid expenses recorded or otherwise reflected on the books of SELLERS and attributable to the Office as of the close of business on the Closing Date;

(e)          Office Loans. All right, title and interest in and to all of those loans attributable to the Office as of the close of business on the Closing Date, as set forth in Exhibit 1.2(e) attached hereto and incorporated herein by reference, together with such other loans that BUYER and FNB may mutually agree upon prior to the Closing, less (i) any loans that may be removed from the Office Loans by the mutual agreement of BUYER and FNB, free and clear of any and all Liens (other than interests of third parties that are subordinate to those of FNB), and (ii) any loans not over thirty (30) days outstanding that are automatically created as the result of an overdraft of a Deposit Account (as defined below) pursuant to an overdraft protection program offered by FNB (collectively, "Overdraft Loans"), except for those Overdraft Loans which are charged to credit card accounts not transferred to BUYER hereunder. Such loans shall be referred to herein individually and collectively as the "Office Loans;"

(f)          Records of the Office. All records and documents related to the Assets transferred or the Assumed Liabilities (as defined below) as exist and are available, whether or not physically maintained at the Office (in whatever form or medium then maintained by SELLERS) including, but not limited to, those relating to (i) the Deposit Accounts and (ii) the promissory notes, files and documents and instruments relating to the Office Loans; and

(g)          Contracts or Agreements. All of SELLERS’ right, title and interest in and to the contracts or agreements listed on Exhibit 1.2(g) attached hereto and incorporated herein by reference, including, but not limited to, the maintenance and service agreements related to the Office and those certain lease agreements between NBOH and any tenants occupying portions of the Real Estate, but excluding therefrom any listed contracts or agreements that are not assignable without cost to BUYER unless BUYER consents to the inclusion of such contracts or agreements in writing prior to the Closing (collectively, the "Assumed Contracts").

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Any other assets of SELLERS not included in the foregoing (a) through (g) shall remain the property of SELLERS and shall not be sold or transferred to BUYER pursuant to this Agreement.

1.3         Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, BUYER shall:

(a)          Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to BUYER by SELLERS pursuant to this Agreement, as identified in Section 1.2 above;

(b)          Deposit Liabilities. Assume and thereafter discharge, pay in full and perform all of FNB's obligations and duties relating to the Deposit Liabilities (as defined below) attributable to the Office as of the close of business on the Closing Date. The term "Deposit Liabilities" means all of FNB's obligations, duties and liabilities of every type and character relating to all Deposit Accounts (as defined below) attributable to the Office as of the close of business on the Closing Date, other than (i) KEOGH accounts, (ii) deposit accounts securing any loan of FNB which is not an Office Loan, for which BUYER assumes no liability, (iii) deposits of FNB’s employees who are not Transferred Employees (as defined below), and (iv) deposits of current directors of FNB and its affiliates (collectively (i)-(iv), the “Excluded Deposit Accounts”). The deposit accounts (other than the Excluded Deposit Accounts) referred to in the immediately preceding sentence, as set forth in Exhibit 1.3(b) attached hereto and incorporated herein by reference (collectively, the "Deposit Accounts"), include, without limitation, passbook, statement savings, checking, money market and negotiable order of withdrawal accounts, certificates of deposit and individual retirement accounts ("IRAs") for which FNB has not received, on or before the Closing Date, the written advice from the account holder of such account holder's objection or failure to accept BUYER as successor. The "obligations, duties and liabilities" referred to in the definition of Deposit Liabilities include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms (including the accrual and payment of interest after the Closing Date), and the duty to supply all applicable reporting forms for periods following the Closing Date including, without limitation, IRS Form 1099 reports relating to the Deposit Accounts to be filed and provided after the Closing Date relating to interest accrued on and after the Closing Date;

(c)          Liabilities Under Assumed Contracts. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of SELLERS arising after the Closing Date with respect to the Assumed Contracts, which are sold, assigned or transferred to BUYER by SELLERS pursuant to this Agreement; and

(d)          Other Liabilities. Except as otherwise provided herein, fully and timely perform and discharge, as the same may be or become due, the Assumed Contracts and all additional liabilities and obligations of SELLERS as of the date of this Agreement, which will be reflected on the books of SELLERS as being attributable to the Office as of the close of business on the Closing Date; provided, however, that, during the Pre-Closing Period (as defined below), SELLERS shall not incur any liabilities or obligations, other than the Deposit Liabilities of FNB, without the prior consent of BUYER, which consent shall not be unreasonably withheld or delayed.

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The liabilities and obligations of SELLERS assumed by BUYER pursuant to this Section 1.3 are collectively referred to as the “Assumed Liabilities.”

1.4         Payment of Funds.

(a)          Consideration. The total consideration payable by BUYER to SELLERS for the Assets (collectively, the “Acquisition Consideration”) shall be the aggregate of the following:

(i)          the amount of the Assumed Liabilities, as reflected on the books of SELLERS as of the close of business on the Closing Date;

(ii)         plus, the amount of cash on hand at the Office transferred to BUYER as of the close of business on the Closing Date pursuant to Section 1.2(c);

(iii)        plus, the sum of $1,100,000, as and for the purchase of the Real Estate (the “Real Estate Consideration”);

(iv)        plus, the net aggregate book value as reflected on SELLERS' books of the Fixed Assets, as of the last day of the month ending immediately prior to the month in which the Closing Date occurs, plus an amount equal to $25,000;

(v)         plus, a premium (the “Premium”) of five and twenty-five one hundredths percent (5.25%) of the aggregate "Eligible Deposits" (as hereinafter defined) of the Office as of the close of business on the Closing Date between $13,000,000 and $16,000,000, plus an amount equal to $20,000; provided, however, that the Premium shall not be less than $682,500. The term "Eligible Deposits" shall mean the average aggregate principal balance of all Deposit Liabilities of the Office for a period commencing ten (10) days prior to the Closing Date and ending at the close of business on the Closing Date, excluding any certificates of deposit with a deposit balance in excess of $100,000;

(vi)        plus, the amount of prepaid expenses described in Section 1.2(d) of this Agreement, prorated as of the close of business on the Closing Date;

(vii)       plus, an amount equal to 99.22% of the outstanding principal balance of the Office Loans, together with accrued and unpaid interest thereon and any and all late fees relating thereto computed as of the close of business on the Closing Date. The aggregate principal balance of the Office Loans shall be no less than $10,000,000 and no more than $12,000,000;

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(viii)      plus, the amount of any credits to SELLERS at the Closing under Sections 1.4(c) and 1.4(d) hereof, or minus any credits to BUYER at the Closing under Sections 1.4(c) and 1.4(d) hereof; and

(ix)         minus, the aggregate balance of all Deposit Accounts (including interest posted or accrued to such Deposit Accounts as of the close of business on the Closing Date) as of the close of business on the Closing Date, which balance shall be paid and transferred to BUYER at the Closing.

In the event that the Acquisition Consideration is positive (i.e., the aggregate of the amounts set forth in items (i) through (viii) of this Section 1.4(a) is greater than the amount of item (ix) of this Section 1.4(a)), the amount of such excess shall be due and paid by BUYER to SELLERS at the Closing in the manner specified in Section 6.4 hereof (collectively, the “Cash Consideration”). In the event that the Acquisition Consideration is negative (i.e., the amount of item (ix) of this Section 1.4(a) is greater than the aggregate of the amounts set forth in items (i) through (viii) of this Section 1.4(a)), the amount of such excess shall be due and paid by SELLERS to BUYER at the Closing in the manner specified in Section 6.4 hereof. The parties hereto shall execute a Preliminary Settlement Statement (as defined below) at the Closing and a Final Settlement Statement (as defined below) post-Closing in accordance with Section 6.4 hereof.

(b)          Allocation of Acquisition Consideration. The Acquisition Consideration shall be allocated in accordance with Exhibit 1.4(b) to be prepared by BUYER and SELLERS and attached to this Agreement and incorporated herein by reference prior to the Closing. BUYER and SELLERS agree that the Acquisition Consideration will be allocated to the Assets for all purposes (including tax and financial accounting) in a manner consistent with the fair market values set forth in Exhibit 1.4(b), as jointly determined by BUYER and SELLERS. BUYER and SELLERS shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and no party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by law.

(c)          Reimbursement and Proration of Certain Expenses. Except as otherwise expressly provided herein, all expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.2(d) hereof and deferred expenses described in Section 1.3(d) hereof, including, without limitation, real estate Taxes (as defined below) which are a Lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Office, shall be prorated among SELLERS and BUYER as of the close of business on the Closing Date; provided, however, that all real estate Taxes, to the extent payable by SELLERS and/or BUYER, shall be prorated on the Closing Date on the basis of the most recent tax bill (or, if not available, the last available tax duplicate). All prorations shall be final. All utility payments and lease payments shall be prorated on the basis of the best information available on the Closing Date. SELLERS will contact all applicable utility providers to effectuate a reading on the Closing Date so that an appropriate transfer from SELLERS to BUYER can occur as of the Closing Date. SELLERS hereby agree to credit BUYER for security deposits relating to the leases included in the Assumed Contracts in an amount equal to Two Thousand Seven Hundred Thirty-Four Dollars and 46/100 ($2,734.46). Any credits to SELLERS at the Closing under this Section 1.4(c) will be added to the Acquisition Consideration, and any credits to BUYER at the Closing under this Section 1.4(c) shall be subtracted from the Acquisition Consideration.

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(d)          Expenses Relating to Real Estate and other Assets. The transfer (or conveyance) fees relating to the sale of the Real Estate and the costs, fees and expenses of the title examination relating to the procurement of the Title Commitment related to the Real Estate referred to in Sections 2.1(b) and 5.2(f) herein, shall be allocated to, and shall be borne, solely and exclusively by SELLERS. The costs, fees and expenses relating to the premiums, including any endorsements for extended coverage, for all title insurance policies (net of the costs of the Title Commitment and examination), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Real Estate, including, but not limited to, any conveyance fees, Taxes, recording costs and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall likewise be borne, solely and exclusively, by SELLERS. To the extent BUYER requests SELLERS or their attorneys to seek certain title endorsements or removal of exceptions noted on the Title Commitment, BUYER shall reimburse SELLERS at Closing for their attorney fees related thereto. In no event shall SELLERS be required to undertake any negotiations with the Title Company (defined below) for any matters that relate to the scope of title insurance coverage or the Permitted Exceptions. BUYER shall be credited at the Closing for all the costs, fees and expenses allocated to SELLERS pursuant to this Section 1.4(d) but paid by BUYER, and SELLERS shall be credited at the Closing for all of the costs, fees and expenses allocated to BUYER pursuant to this Section 1.4(d) but paid by SELLERS. Any credits to BUYER at the Closing under this Section 1.4(d) shall be subtracted from the Acquisition Consideration, and any credits to SELLERS at the Closing under this Section 1.4(d) will be added to the Acquisition Consideration. If this transaction does not close by virtue of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses set forth in this Section 1.4(d). If this transaction does not close for any other reason after the date hereof, each party shall reimburse the other party upon termination of this Agreement for such party's share of expenses pursuant to this Section 1.4(d) so that each party shall pay the same share of expenses as it would have paid at Closing.

(e)          Insurance Premium Refunds. With respect to the Insured Office Loans (as defined in Section 7.2(l) herein), SELLERS shall provide a credit to BUYER equal to the sum of unearned premiums relating to the Insured Office Loans to compensate BUYER, in advance, for estimated refunds otherwise payable to FNB in conjunction with future payoffs of such Insured Office Loans prior to maturity (the "Premium Settlement Payment"). Such Premium Settlement Payment shall be calculated as of the Closing Date and shall appear as a credit to BUYER in the Final Settlement Statement referenced in Section 6.4 herein.

2.           CONDUCT OF THE PARTIES PRIOR TO CLOSING.

2.1           Covenants of SELLERS. SELLERS hereby covenant to BUYER that, from the date hereof until the Closing Date (the “Pre-Closing Period”):

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(a)          Operation of the Office. SELLERS shall continue to operate the Office in a manner substantially equivalent to that employed immediately prior to the date of this Agreement. Notwithstanding the foregoing, during the Pre-Closing Period, except as may be required to obtain the required authorizations, consents and approvals referred to in Section 2.3(a) of this Agreement and except as may be otherwise required by a regulatory authority, SELLERS shall not, without the prior consent of BUYER:

(i)          permit the Office to engage or participate in any transaction or incur or sustain any obligation except in the ordinary course of business;

(ii)         permit the Office to transfer to SELLERS' other operations any of the Assets, except for (A) supplies, if any, which have unique function in the business of SELLERS and its affiliates and ordinarily would not be useful to BUYER, (B) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices, (C) any current loans not included among the Office Loans, and (D) any loans originated by the Office in the market served thereby during the Pre-Closing Period that are not included among the Office Loans;

(iii)        permit the Office to transfer to FNB’s other operations any Deposit Liabilities, other than (A) Deposit Liabilities securing loans made by FNB which are not Office Loans, (B) Deposit Liabilities owned in whole or in part by employees of FNB who are not Transferred Employees, or (C) Deposit Liabilities of current directors of FNB or its affiliates, except in the ordinary course of business at the unsolicited request of depositors, or cause any of FNB's other operations to transfer to the Office any Deposit Liabilities, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that FNB shall be permitted to make such transfers of any Deposit Liabilities to or from the Office as are in the ordinary course of business;

(iv)        invest in any Fixed Assets on behalf of the Office, except for commitments made on or before the date of this Agreement which are disclosed to BUYER on Exhibit 1.2(b) of this Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

(v)         enter into or amend any continuing contract (other than those related to Deposit Liabilities and loans which are not included as Office Loans), which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination;

(vi)        make any change to FNB’s customary policies for setting rates on deposits offered at the Office.

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(b)          Title Commitment for Real Estate. NBOH shall make commercially reasonable efforts to deliver to BUYER, at NBOH’s expense, as soon as reasonably practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement, a commitment (the "Title Commitment"), having an effective date as near as practicable to the date of delivery of such Title Commitment, from Kropf, Wagner, Hohenberger & Lutz, L.L.P. d.b.a. Kropf Title and Escrow (the “Title Company”), to issue to BUYER as soon as practicable after the Closing Date, an American Land Title Association ("ALTA") owners (6-17-06 Form) policy, having an effective date as of the Closing Date, covering the Real Estate, in an amount equal to the portion of the Acquisition Consideration allocated to the Real Estate in Section 1.4(a)(iii) hereof, subject to the exceptions specified in the Title Commitment. If title to all or part of the Real Estate is unmarketable or is subject to any Lien, other than the Permitted Exceptions (as defined below) (each a “Title Defect”), then BUYER shall provide written notice thereof to NBOH. NBOH shall have thirty (30) days after written notice thereof from BUYER, to notify BUYER in writing which of such Title Defects shall be cured by NBOH prior to or at Closing. With respect to any Title Defect not elected to be cured by NBOH, BUYER may elect to attempt to cure or remove such Title Defect, for a period of thirty (30) days thereafter. If NBOH elects not to cure any or all Title Defects or any such Title Defect is not cured by BUYER prior to or at the Closing, in addition to any other rights which BUYER may have hereunder, BUYER shall have the right (i) to reduce the Real Estate Consideration by an amount equal to the cost to remove or cure any such Title Defect, as reasonably estimated by BUYER, (ii) to negotiate with the Title Company for certain endorsements to the standard insurance coverage to address any such Title Defects, the cost of which shall be credited against and reduce the Real Estate Consideration, or (ii) to waive any objection to any such Title Defect in which event such Title Defect shall be deemed to be a Permitted Exception. The Real Estate is being sold by NBOH to BUYER hereunder free and clear of all Liens, except for the Permitted Exceptions, and the conveyance by limited warranty deed to be delivered by NBOH pursuant hereto shall be subject only to the Permitted Exceptions (the "Deed"). NBOH also shall execute and deliver to BUYER at the time of the Closing such affidavits and other instruments, if any, as the Title Company may reasonably require to delete any inapplicable standard exceptions appearing as "Schedule B" items in a standard ALTA owners title insurance policy, other than those which may only be deleted by a survey. NBOH also shall execute and deliver a so-called "FIRPTA" affidavit at Closing.

(c)          Required Authorizations. SELLERS shall obtain and procure all necessary consents, approvals and authorizations, if any, required by SELLERS to enable them to fully perform all obligations imposed on them hereunder which must be performed by them at or prior to the Closing.

(d)          Creation of Liens. With respect to the Real Estate, SELLERS shall not create or allow any Liens, other than the Permitted Exceptions.

(e)          Insurance Proceeds and Casualty Payments. SELLERS shall maintain adequate insurance on all of the Real Estate and Fixed Assets. In the event of any damage or destruction affecting such Assets during the Pre-Closing Period, SELLERS shall deliver to BUYER at the Closing any such insurance proceeds received by SELLERS as a result thereof (adding into such amount the amount of any deductible), to the extent of the applicable amount in Section 1.4(a)(iii) with respect to the Real Estate and to the extent of the amount set forth in Section 1.4(a)(iv) with respect to the Fixed Assets, as the case may be, unless SELLERS have repaired or replaced the damaged or destroyed property.

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(f)          IRAs. Not later than thirty (30) days prior to the Closing Date, FNB shall, at FNB's expense, mail notice of FNB's resignation as custodian and the appointment of BUYER as the successor custodian, effective upon the Closing Date, of each IRA maintained at the Office. The notice shall include such other information as is mutually agreed upon by FNB and BUYER.

(g)          Assignment of Leases. SELLERS shall obtain any consent necessary to assign or transfer to BUYER, or substitute BUYER as landlord under, the lease by which a third party leases space in the Real Estate, in form and content reasonably satisfactory to BUYER, it being understood that the assignments of said leases in their current forms or without material changes shall be acceptable to BUYER. In the event that any such assignment is not obtained or other arrangements reasonably satisfactory to BUYER are not made prior to the Closing, SELLERS shall indemnify, defend and hold BUYER harmless from and against any Losses arising from or relating to such lease and lessee.

(h)          BUYER Attendance. SELLERS shall permit representatives of BUYER to attend such meetings of SELLERS with regard to the Office and business of the Office as BUYER may reasonably request, to review such books and records of SELLERS (during normal business hours) as may reasonably be relevant to the transactions contemplated hereby (in SELLERS’ opinion), and to consult with FNB with regard to any of the Office Loans.

(i)          New Loans. FNB shall make available to BUYER the opportunity to participate in any new loans originated at the Office in the market served by it during the Pre-Closing Period (each such loan an “Interim Loan” and collectively with all other Interim Loans the “Interim Loans”). Prior to issuing a loan commitment for any such Interim Loan, FNB shall notify BUYER in writing of the terms of such Interim Loan and BUYER shall have the right, exercisable within ten (10) days after receipt of such notice, to agree to participate in such Interim Loan up to fifty percent (50%) of the principal amount of the Interim Loan. If BUYER so elects to participate, the parties hereby agree that BUYER shall be the originating lender and FNB shall be the participating lender and the Interim Loan shall be originated using BUYER’s forms.

(j)          Real Estate Documentation. SELLERS shall provide to BUYER copies of the following documents/information in its possession, if any, relating to the Real Estate: (i) blueprints and schematic drawings, and (ii) true and complete copies of all reports and results of any studies, analyses, tests, investigations or monitoring, possessed or initiated by SELLERS pertaining to the Real Estate, including, without limitation, any prior title commitments and title policies. In the event this Agreement terminates for any reason, BUYER shall promptly return to SELLERS any such documents/information received from SELLERS.

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2.2         Covenants of BUYER. BUYER hereby covenants to SELLERS that, during the Pre-Closing Period:

(a)          Regulatory Applications. BUYER shall prepare and submit for filing, at no expense to SELLERS, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities, and all public notices, required on the part of BUYER or any affiliate of BUYER for the Acquisition to be consummated on the terms set forth herein and for BUYER to operate the Office following the Closing. BUYER shall provide SELLERS with a draft copy of each application, filing, registration, and notification for SELLERS' approval prior to filing, which approval by SELLERS will not be unreasonably withheld or delayed. Such applications will be submitted to SELLERS in draft form within thirty (30) days from the date of this Agreement and filed by BUYER without delay following SELLERS' approval of such applications; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement. Thereafter, BUYER shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated on the terms set forth herein and for BUYER to operate the Office following the Closing. BUYER shall deliver to SELLERS evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). BUYER shall also deliver to SELLERS a copy of each material notice, order, opinion and other item of correspondence received by BUYER from such federal and state authorities (except for any confidential portions thereof) and shall advise SELLERS, at SELLERS' request, of developments and progress with respect to such matters.

(b)          Required Authorizations. BUYER shall obtain and procure all necessary consents, approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(c)          Satisfaction of Conditions. BUYER shall not undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to SELLERS' obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, BUYER shall not, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

2.3         Covenants of All Parties.

(a)          SELLERS hereby covenant to BUYER, and BUYER hereby covenants to SELLERS that, during the Pre-Closing Period, each such party shall cooperate fully with the other party(ies) in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

(b)          During the Pre-Closing Period, SELLERS and BUYER agree to consult with each another as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, except as may be required by applicable law or by any governmental authority or the rules of any stock exchange or trading system.

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3.           REPRESENTATIONS AND WARRANTIES.

3.1         Representations and Warranties of SELLERS. Except as set forth in the Disclosure Schedules, SELLERS, jointly and severally, represent and warrant to BUYER as follows:

(a)          Good Standing and Power of SELLERS. FNB is a banking association validly existing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. FNB is an "insured bank" as defined in the Federal Deposit Insurance Act. NBOH is a limited liability company existing under the laws of the State of Ohio with the power to own its properties and to carry on its business as presently conducted.

(b)          Authorization of Agreement and Transaction Documents. The execution and delivery of this Agreement and all other agreements, certificates, instruments and documents to be executed or delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, shareholder action (if any) and member action on the part of SELLERS, and this Agreement is, and each of the Transaction Documents will upon such delivery be, a valid and binding obligation of SELLERS, subject to the application of applicable bankruptcy, insolvency or other laws affecting creditors' rights generally.

(c)          Effective Agreement. Except as otherwise set forth on Schedule 3.1(c), the execution, delivery, and performance of this Agreement and each of the Transaction Documents by SELLERS and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create any Liens, under any of the provisions of the Articles of Association, Articles of Organization, By-Laws or other organizational documents or agreements of SELLERS (as applicable), under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which SELLERS are subject, where such conflict, breach, violation, default, acceleration or Lien would have a material adverse effect on the Assets or SELLERS' ability to perform their respective obligations hereunder or under any of the Transaction Documents.

(d)          Title to Real Estate And Other Assets. FNB is the sole owner of the Assets (other than the Real Estate), free and clear of any Liens. As to the Real Estate, NBOH is the sole owner of a fee simple interest in, and has good and marketable title to, such Real Estate, free and clear of all Liens and rights of tenants in possession except for the Permitted Exceptions. FNB has a valid leasehold interest in the Office.

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(e)          Zoning Variations. In the past two (2) years, SELLERS have not received any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the Real Estate.

(f)          Condemnation Proceedings. In the past two (2) years, SELLERS have not received any written notice of any condemnation proceeding affecting or relating to the Office or the Assets, nor, to SELLERS’ Knowledge, is there any pending or threatened condemnation proceeding affecting or relating to the Office or the Assets.

(g)          Taxes. All federal, state and local payroll, withholding, property, sales, use and transfer taxes and other assessments (collectively, “Taxes”), if any, which are due and payable by SELLERS relating to the Office or the Real Estate prior to the Closing Date (which are not being contested) shall be paid in full as of the Closing Date or SELLERS shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of Taxes which have been paid by SELLERS shall remain the property of SELLERS.

(h)          Operations Lawful. The conduct of banking business at the Office, and, to SELLERS’ knowledge, the ownership and use of the Real Estate are in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business or the ownership and use of the Real Estate.

(i)          Third-Party Claims. There are no actions, suits or proceedings, pending or, to SELLERS' Knowledge, threatened against or affecting SELLERS which, if determined adversely to SELLERS, could have a material adverse effect on the aggregate value of the Assets or the Real Estate.

(j)          Insurance. SELLERS maintain such insurance on the Office, the Fixed Assets and the Real Estate as may be required or as is customary in the business of banking and for such assets, real property and improvements.

(k)          Labor Relations. To SELLERS’ Knowledge, no employee located at the Office is represented, for purposes of collective bargaining, by a labor organization of any type. To SELLERS’ Knowledge, there have been no efforts during the past three years to unionize or organize any employees at the Office, and no material claim related to employees at the Office under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to SELLERS' Knowledge, threatened against or with respect to FNB.

(l)          Governmental Notices. SELLERS have not received any written notice from any federal or state governmental agency indicating that it would oppose or not approve, if required, the transactions contemplated by this Agreement.

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(m)          Environmental. There are no actions, proceedings or investigations pending, or, to SELLERS’ Knowledge, threatened, before any environmental regulatory body, federal or state court against SELLERS in respect of the Real Estate under any Environmental Law (as defined in Section 7.5) and in connection with any release of any Hazardous Substance (as defined in Section 7.5) with respect to the Real Estate, nor are there any such actions or proceedings or investigations in which SELLERS are a plaintiff or complainant. SELLERS are not responsible in any material respect under any applicable Environmental Law for any release caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment by SELLERS, nor are SELLERS responsible for any material costs (as a result of the acts or omissions of SELLERS, or, to SELLERS’ Knowledge, as a result of the acts or omissions of any other person) of any material remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over SELLERS to prevent or minimize any actual or threatened release by SELLERS on the Real Estate of any Hazardous Substances into the environment which would endanger the public health or the environment.

(n)          Access to Real Estate. In the past two (2) years, SELLERS have not received any written notice of any termination or impairment of access to the Real Estate from adjoining public or private streets or ways or discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services, and sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Real Estate.

(o)          Mechanic's Liens. SELLERS have paid or will pay in full prior to the Closing Date, all bills and invoices for labor and material of any kind (performed or requested by or on behalf of SELLERS) arising from SELLERS' ownership, operation, management, repair, maintenance, or leasing as tenant of the Real Estate, and no actual or potential mechanic's Lien or other claims are outstanding or available to any party in connection with SELLERS' ownership, operation, management, repair, maintenance, or leasing as tenant of the Real Estate and relating to any work or materials provided by or on behalf of SELLERS.

(p)          Personal Property. The Fixed Assets are sufficient to operate the business of the Office as presently conducted.

(q)          Assumed Contracts. Exhibit 1.2(g) is a true and accurate schedule of all Assumed Contracts. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms, and there is no actual or, to SELLERS’ Knowledge, threatened breach or termination of any such Assumed Contract or claims or defenses thereto by the other party(ies) thereto.

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(r)          Office Loans. FNB is the sole owner of each Office Loan and no Office Loan is subject to Lien superior to the rights of FNB in such Office Loan, except Liens for Taxes which are not yet due and payable and with respect to those home equity loans listed on Schedule 3.1(r). No consents of any third parties are required for transfer of the Office Loans to BUYER as provided in this Agreement, other than the consents or approvals of certain regulatory authorities as contemplated by Section 2.2(a) hereof. As of the date hereof, the Office Loans are not, and as of the Closing Date will not be, past due more than ninety (90) days in accordance with their respective terms or on non-accrual status on the books of FNB. FNB has provided BUYER with the current classification of each Office Loan as of the date hereof (corresponding to asset classifications by the Office of the Comptroller of the Currency). As to each Office Loan, such loan is adequately documented, is enforceable in accordance with its terms, and FNB has an enforceable security interest in collateral where applicable, in each instance, subject to general principles of equity, regardless of whether such enforceability is considered a proceeding in equity or at law, or is limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally. FNB has no Knowledge of any claims, defenses, or set-off rights by any third parties with respect thereto, including borrowers. SELLERS have no duty or obligation to BUYER to file any UCC financing statements, or amendments thereto or continuations thereof, or to take any other action, send any notice, or make any other filing as and from the Closing Date to perfect or continue any such security interest or the enforceability thereof.

For purposes of this Agreement, the term “Knowledge,” as to SELLERS or as to either SELLER, shall mean the actual knowledge of Mark Witmer and Jay VanSickle, as well as the knowledge such persons would have obtained after making reasonable inquiry of any employee of the Office who may have responsibility for the matter at hand.

3.2         Representations and Warranties of BUYER. BUYER represents and warrants to SELLERS as follows:

(a)          Good Standing and Power of BUYER. BUYER is a banking association validly existing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. BUYER is an "insured bank" as defined in the Federal Deposit Insurance Act.

(b)          Authorization of Agreement and Transaction Documents. The execution and delivery of this Agreement and all of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is, and each of the Transaction Documents will upon such delivery be, a valid and binding obligation of BUYER, subject to the application of applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally.

(c)          Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement and each of the Transaction Documents by BUYER and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create any Liens, under any of the provisions of the Articles of Incorporation, Code of Regulations or other governing documents of BUYER, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which BUYER is subject, where such conflict, breach, violation, default, acceleration or Lien would have a material adverse effect on BUYER's ability to perform its obligations hereunder or under any of the Transaction Documents.

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(d)          Governmental Notices. BUYER has not received any written notice from any federal or state governmental agency indicating that it would oppose or not approve, if required, the transactions contemplated by this Agreement and has no reason to believe any such agency may oppose or not approve the Acquisition.

4.           ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE BENEFIT PLANS.

4.1         Employment of Employees.

(a)          BUYER shall extend offers of employment, to be effective as of the Closing Date, to those employees of the Office as BUYER, in its discretion, selects. No later than fifteen (15) days prior to the Closing Date, BUYER shall prepare and the parties shall attach to this Agreement as Exhibit 4.1(a) (incorporated herein by reference) a list of all such employees. Employees accepting employment with BUYER are referred to as the "Transferred Employees". Nothing contained in this Agreement shall create any rights in any third parties, including but not limited to FNB’s employees, or restrict or prohibit BUYER and any Transferred Employee from entering into an employment agreement satisfactory to both BUYER and the Transferred Employee.

(b)          FNB will cooperate with BUYER, to the extent reasonably requested and legally permissible, to provide BUYER with information about the employees of the Office including, without limitation, providing BUYER with the personnel files of those employees of the Office who provide FNB with their written consent thereto, and a means to meet with the subject employees. FNB's managerial and supervisory employees will not participate in any way in the hiring decisions of BUYER.

4.2         Terms and Conditions of Employment. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by BUYER' s policies, procedures, and programs; provided, however, that BUYER agrees that each Transferred Employee shall be provided employment subject to the following terms and conditions:

(a)          Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of BUYER. BUYER shall provide such Transferred Employees with credit for the Transferred Employee's period of service with FNB (including any service credited from predecessors by merger or acquisition to FNB) towards the calculation of eligibility and vesting for such purposes as vacation, sick days, personal days, severance and other benefits, and participation and vesting in BUYER's qualified pension and/or profit sharing 401(k) plans, as such plans may exist (but not for purposes of funding of any accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing Date).

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(b)          Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of BUYER, as such plans may exist, on and after the Closing Date, and any pre-existing conditions or waiting period provisions of such plans shall be waived with respect to any such Transferred Employees.

(c)          Except as provided herein, FNB shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, and (ii) any employee benefits arising under FNB's employee benefit plans and employee programs prior to the Closing Date including but not limited to benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to any employees who may have been on leave prior to the Closing Date. BUYER shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees on or after the Closing Date, and (ii) any employee benefits arising under BUYER's employee benefit plans and employee programs on or after the Closing Date. From and after the Closing Date, Transferred Employees shall be considered "at will" employees of BUYER and BUYER shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by BUYER from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the Closing Date. To the extent permitted under BUYER's applicable 401(k) plan, FNB and BUYER shall cooperate in arranging for the transfer to BUYER's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(1) and 411(d)(6) of the Internal Revenue Code, as amended, of those accounts held under SELLERS’ 401(k) plan on behalf of Transferred Employees.

4.3         Actions to be Taken by FNB. FNB covenants to BUYER that it will do or cause the following to occur:

(a)          Compliance with Law. FNB agrees that it shall comply with any and all applicable requirements under the Worker Adjustment and Retraining Notification Act in connection with the transactions contemplated by this Agreement.

(b)          Employee Benefit Programs. During the Pre-Closing Period, FNB's obligations to employees of the Office, including Transferred Employees, will be as set forth in established policies of FNB, and FNB shall continue its employee benefit programs in full force and effect. After the Closing, FNB shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. BUYER shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of FNB, except with respect to eligibility and vesting as set forth in Section 4.2 above.

(c)          Employees of the Office. During the Pre-Closing Period, FNB shall not, without BUYER's prior written consent (i) hire any new employee of the Office or increase the aggregate full-time equivalent size of the work force at the Office above the aggregate normal staffing levels designated by FNB for the Office at the date hereof, (ii) terminate any employee of the Office, unless such person is terminated for cause as determined by FNB or otherwise pursuant to FNB’s existing policies or procedures, (iii) increase the compensation of any Transferred Employee except pursuant to FNB’s existing policies and procedures, (iv) promote any employee of the Office except pursuant to FNB’s existing policies and procedures or (v) transfer or reassign any employee of the Office (other than a transfer of any employee who is not or, as determined by BUYER, will not be a Transferred Employee).

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The obligations of SELLERS (or of either SELLER) and BUYER pursuant to Sections 4.1 through 4.3 shall survive the Closing in accordance with the terms of Sections 4.1 through 4.3.

5.           CONDITIONS PRECEDENT TO CLOSING.

5.1         Conditions to SELLERS’ Obligations. The obligations of SELLERS to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by SELLERS to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)          Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities, and all public notices, required for the consummation of the Acquisition and the operation of the Office by BUYER shall have been made by BUYER, and all approvals, consents and authorizations of all federal and state authorities required to be obtained by BUYER for the consummation of the Acquisition and the operation of the Office by BUYER shall have been received and shall be in full force and effect, and any applicable waiting periods shall have expired.

(b)          Corporate Action. BUYER shall have furnished SELLERS with a certified copy of each such resolution duly adopted by the Board of Directors of BUYER evidencing the corporate action(s) taken to authorize (i) the execution and delivery of this Agreement and the Transaction Documents by BUYER and the consummation of the transactions contemplated hereby and thereby, and (ii) the Acquisition by BUYER.

(c)          Representations and Warranties. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and BUYER shall have delivered to SELLERS a certificate to that effect, dated as of the Closing Date, in a form reasonably acceptable to SELLERS.

(d)          Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLERS, and BUYER shall have delivered to SELLERS a certificate to that effect, dated as of the Closing Date, in a form reasonably acceptable to SELLERS.

(e)          No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party by which it is sought to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement, impose any conditions upon the Closing, or which might result in rescission in connection with such transactions.

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(f)          Consents and Approvals. SELLERS shall have received, in form and substance reasonably satisfactory to SELLERS, all consents, approvals, authorizations and waivers of third parties (other than regulatory approvals, consents and authorizations which are covered under Section 5.1(a) hereof) required to be obtained by BUYER in connection with the consummation of the transactions contemplated by this Agreement.

5.2         Conditions to BUYER's Obligations. The obligations of BUYER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)          Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities, and all public notices, required for the consummation of the Acquisition and the operation of the Office by BUYER shall have been made by SELLERS, and all approvals, consents and authorizations of all federal and state authorities required to be obtained by SELLERS for the consummation of the Acquisition and the operation of the Office by BUYER shall have been received and shall be in full force and effect, and any applicable waiting periods shall have expired.

(b)          Corporate Action. SELLERS shall have furnished BUYER with a certified copy of each such resolution duly adopted by the Board of Directors and members or managers of SELLERS evidencing the corporate action(s) taken to authorize (i) the execution and delivery of this Agreement and the Transaction Documents by SELLERS and the consummation of the transactions contemplated hereby and thereby, and (ii) the Acquisition by SELLERS.

(c)          Representations and Warranties. The representations and warranties of SELLERS set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLERS shall have delivered to BUYER a certificate to that effect, dated as of the Closing Date, in a form reasonably acceptable to BUYER.

(d)          Covenants. Each and all of the covenants and agreements of SELLERS to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects by SELLERS, or waived by BUYER, and SELLERS shall have delivered to BUYER a certificate to that effect, dated as of the Closing Date, in a form reasonably acceptable to BUYER.

(e)          No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party by which it is sought to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement, impose any conditions upon the Closing, or which might result in rescission in connection with such transactions.

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(f)          Real Property. The Title Commitment (as defined in Section 2.1(b) herein) shall have been delivered to BUYER, and updated to or as close as practicable to, the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment or those caused by SELLERS' actions after execution of this Agreement or is a Lien that can be removed by the payment of a sum certain (unless caused by BUYER) and any other Permitted Exceptions. BUYER shall have been provided the opportunity to inspect the Real Estate and shall be reasonably satisfied that there are no material defects or damages to the Real Estate (normal wear and tear excepted) and, in the event there are material defects or damage, BUYER and SELLERS shall have negotiated corresponding adjustments to the value of such Real Estate under Section 1.4(a)(iii) above reasonably satisfactory to all of the parties.

(g)          Fixed Assets. Since the date hereof, there shall have been no material alteration in or material adjustment to the Fixed Assets except with the written consent of BUYER. It will not be considered to be a material alteration or material adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.1(e) hereof and SELLERS comply with said Section 2.1(e), (ii) SELLERS make additions to the Fixed Assets with the prior written consent of BUYER, (iii) SELLERS make additions to the Fixed Assets without BUYER's consent in order to correct emergency situations which are threatening to impair SELLERS’ operations at the Office, or (iv) SELLERS make additions to the Fixed Assets otherwise permitted by this Agreement.

(h)          Consents and Approvals. BUYER shall have received, in form and substance reasonably satisfactory to BUYER, all consents, approvals, authorizations and waivers of third parties (other than regulatory approvals, consents and authorizations which are covered under Section 5.2(a) hereof) required to be obtained by SELLERS in connection with the consummation of the transactions contemplated by this Agreement.

(i)          No Material Adverse Changes. There shall have been no material adverse change in the business of the Office or in the condition of the Office Loans from the date hereof.

(j)          Office Loans. The Office Loans as of the Closing Date shall have an outstanding principal balance of no less than $10,000,000 and no more than $12,000,000. No Office Loan shall have been downgraded from its risk rating classification as of the date of this Agreement and no Office Loan shall be in default as of the Closing Date where such default would permit acceleration under such Office Loan, and any such downgraded or delinquent Office Loans may, in the discretion of BUYER, be excluded from the Office Loans to be assumed by BUYER hereunder.

(k)          Integration/Conversion of Financial Technology Systems. The financial technology system for the Office shall be converted to BUYER's FiServ system, including all necessary integrations of software and hardware at the Office.

5.3         Waivers of Conditions Precedent. The conditions specified in Sections 5.1 and 5.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLERS at or prior to the Closing.

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6.           CLOSING.

6.1         Closing and Closing Date. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Sections 5.1 and 5.2 hereof (other than those conditions that by their nature are to be satisfied at the Closing (as defined below), but subject to the satisfaction or waiver thereof), the consummation of the Acquisition contemplated by this Agreement shall be closed (the "Closing") on the date that is no later than May 1, 2013, or such other date as mutually agreed upon by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The transfers and deliveries described in Sections 5.1 and 5.2 hereof shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Sections 5.1 and 5.2 hereof shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

6.2         SELLERS’ Actions at Closing. At the Closing (unless another time is specifically stated), SELLERS shall, with respect to the Office:

(a)          deliver or make available to BUYER at the Office such of the Assets purchased hereunder as shall be capable of physical delivery;

(b)          execute, acknowledge and deliver to BUYER: (i) the Deed; (ii) a bill or sale and assignment and assumption agreement, substantially in the form attached hereto and incorporated herein by reference as Exhibit 6.2(b) (the “Bill of Sale/Assignment and Assumption”); (iii) other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets hereunder; (iv) all such endorsements, other instruments of conveyance and other documents as the Title Company may reasonably require (including as set forth in Section 2.1(b) hereof); and (v) the originals of all blueprints, construction plans, specifications and plats relating to the Real Estate, which are now in SELLERS' possession;

(c)          execute, acknowledge and deliver to BUYER, any consent necessary to assign or transfer to BUYER, or substitute BUYER as landlord under, each lease by which a third party leases space in the Real Estate, in each case in form and content reasonably satisfactory to BUYER (it being understood that the assignment of said lease in its current form or without material changes shall be acceptable to BUYER); and

(d)          assign, transfer, and make available to BUYER such of the following records as exist and are available and maintained at the Office (in whatever form or medium then maintained by SELLERS) pertaining to the Deposit Liabilities and Office Loans:

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(i)          signature cards Deposit Account documents (which will be provided in electronic media form and format acceptable to BUYER and delivered directly to BUYER from FNB’s image storage vendor. BUYER shall contract directly with such vendor, at BUYER's expense, to obtain paper copies of electronically stored documents); and

(ii)         other orders, contracts, and agreements between FNB and depositors of the Office with respect to the Deposit Liabilities and borrowers with respect to Office Loans, and records of similar character (which may be provided, at the option of FNB, in electronic format on CD-ROM or otherwise) excepting, specifically (A) W8, and W9 forms which BUYER may obtain from customers, (B) internally generated CTR and SAR forms, and (C) retail loan credit information (for which no paper-based documents are maintained by FNB) and any relevant tax forms and documents; and

(iii)        a true and accurate trial balance listing of records of Deposit Accounts; and

(e)          make available and transfer to BUYER any funds required to be transferred to BUYER pursuant to the terms of this Agreement; and

(f)          execute, acknowledge and deliver to BUYER all certificates, instruments, agreements and documents required to be delivered to BUYER by SELLERS at the Closing pursuant to the terms of this Agreement; and

(g)          assign by endorsement in a form reasonably satisfactory to BUYER the documents and files pertaining to the Office Loans, including, but not limited to, any and all contracts, promissory notes and other evidence of indebtedness and Liens related to the Office Loans, together with the loan file and records (in whatever form or medium then maintained by FNB) pertaining to such Office Loans.

6.3         BUYER's Actions at the Closing. At the Closing (unless another time is specifically stated), BUYER shall:

(a)          execute, acknowledge and deliver to SELLERS, the Bill of Sale/Assignment and Assumption;

(b)          coordinate with the Title Company to effectuate the recording of the Deed on or after the Closing Date and secure gap insurance coverage in the event the Deed is recorded after the Closing Date, at BUYER'S sole cost and expense, and deliver any instruments, resolutions, documents or certificates as may be reasonably required to vest title to the Real Estate in BUYER; and

(c)          pay to SELLERS the Cash Consideration, if any, pursuant to the terms of this Agreement; and

(d)          execute, acknowledge and deliver to SELLERS all certificates, instruments, agreements and documents required to be delivered to SELLERS by BUYER at the Closing pursuant to the terms hereof.

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6.4         Method of Payment. Subject to the adjustment procedures set forth in this Section 6.4, (i) the payment of any sum required to be paid by SELLERS to BUYER under Section 1.4(a) hereof, and (ii) the payment of the Cash Consideration, if any, to be paid by BUYER to SELLERS under Section 1.4(a) hereof, shall be made on the Closing Date in immediately available United States Dollars. At least two (2) business days prior to the Closing, SELLERS and BUYER shall provide written notice to one another indicating the account(s) and bank(s) to which such payments shall be wire transferred. The parties agree that the amount of funds to be transferred on the Closing Date by SELLERS or BUYER, as the case may be, shall be computed as set forth in Section 1.4(a) hereof and shall be based, in part, upon (a) the outstanding balance of the Office Loans as of the close of business on the Closing Date, (b) cash on hand at the Office as of the close of business on the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and individual retirement accounts which have become IRAs as a result of the written appointment of BUYER as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on the Closing Date, unless otherwise agreed to by the parties hereto. The parties hereto shall prepare a preliminary closing statement in a form mutually agreed upon by BUYER and SELLERS (the “Preliminary Closing Statement”) to reflect the calculation of the Cash Consideration. Furthermore, within ten (10) business days after the Closing, the parties shall make appropriate post-Closing adjustments, if any, consistent with the provisions of Section 1.4 hereof, based upon actual Deposit Accounts as of the Closing Date, Office Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the Preliminary Closing Statement, and shall execute a final settlement statement in a form mutually agreed upon by BUYER and SELLERS (the “Final Settlement Statement”). In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.

7.           CERTAIN TRANSITIONAL MATTERS.

7.1         Transitional Action by BUYER. After the Closing, unless another time is otherwise indicated:

(a)          BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by BUYER or SELLERS; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of FNB with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this Section 7.1 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by FNB and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to BUYER more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. BUYER shall submit and file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities after the Closing Date. The provisions of this subsection 7.1(a) shall in no way limit BUYER's duties or obligations arising under Section 1.3(b) hereof.

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(b)          Not earlier than the time of procurement of all applicable regulatory approvals, authorizations and consents required for consummation of the transactions contemplated by this Agreement nor later than ten (10) days prior to the Closing Date, BUYER shall notify all depositors of the Office by letter, acceptable to FNB, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of Deposit Accounts, of BUYER's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain FNB deposit-related services and/or FNB’s debit card and automatic teller machine ("ATM") services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, BUYER may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by BUYER and the conversion of said accounts to BUYER accounts, including the provision of checks and debit and ATM cards to appropriate depositors using the forms of BUYER with instructions to such depositors to utilize such BUYER checks and debit and ATM cards on and after the Closing Date and thereafter to destroy any unused checks on FNB’s forms and any FNB debit and ATM cards. The expenses of the printing, processing and mailing of such letter notices and providing new BUYER checks and other forms and written materials and replacement debit and ATM cards to appropriate customers shall be borne by BUYER. Before Closing, except as provided in this Section, BUYER will not contact FNB’s customers except joint customers in the normal course of business and except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, BUYER shall provide, at no cost to SELLERS, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Office Loans occurring subsequent to the Closing Date. Any and all such notices, communications, and filings which may be required to be provided prior to the Closing Date shall be submitted on a timely basis for review by FNB and shall be subject to the written approval of FNB prior to delivery to any third party. BUYER shall provide, at its sole cost and expense, that any and all customer and other notices, communications, and filings provided by BUYER hereunder, including the substance and timing of same, fully comply with the requirements of applicable law and regulation.

(c)          BUYER shall promptly pay to FNB an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to FNB or BUYER after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such Deposit Account for items cashed by FNB as of the close of business on the Closing Date.

(d)          All tasks and obligations concerning the provision of data processing services to or for the Office after the Closing, other than those specifically set forth in Section 7.2(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, BUYER.

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(e)          Not later than the close of business on the business day immediately following the Closing Date, BUYER shall supply suitable government-backed securities as security for any deposits of governmental units or other public deposits included among the Deposit Liabilities for which FNB had provided similar security.

(f)          As soon as practicable but not more than ten (10) business days after the Closing Date, BUYER shall prepare and transmit at BUYER's expense to each of the obligors on Office Loans transferred to BUYER pursuant to this Agreement a notice to the effect that such Office Loan has been transferred to BUYER and directing that payment be made to BUYER at the address specified by BUYER, with BUYER's name as payee on any checks or other instruments used to make payments, and, with respect to such Office Loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of BUYER as the person to whom and place at which payments are to be made. BUYER shall submit and file any required reports on IRS Form 1098 with respect to interest collected on Office Loans for the full calendar year in which the Closing Date occurs including interest collected during the period prior to the Closing Date.

(g)          If the balance due on any Office Loan transferred to BUYER pursuant to this Agreement has been reduced by FNB as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to FNB after the day immediately preceding the Closing Date, the asset value represented by such Office Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by BUYER to FNB.

(h)          BUYER shall use its reasonable best efforts to cooperate with SELLERS in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder.

(i)          BUYER hereby grants to FNB and its representatives access to the Office until the close of business on second business day following the Closing Date or such other later date and time as the parties may agree, at no cost or expense to FNB, for conduct of activities consistent with this Agreement in conjunction with the transactions contemplated hereby and to remove from the Office any assets of FNB not transferred to BUYER hereunder without cost to BUYER.

(j)          The duties and obligations of BUYER in this Section 7.1 shall survive the Closing in accordance with the terms of this Section 7.1.

7.2           Transitional Actions by SELLERS. After the Closing, unless another time is otherwise indicated herein:

(a)          SELLERS shall cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder. FNB shall provide final statements as of the Closing Date, as appropriate, for the Deposit Liabilities, reflecting interest and service charges pro-rated to the close of business on the Closing Date. FNB shall submit and file any required reports on IRS Form 1099 with respect to interest paid on Deposit Liabilities through the Closing Date. FNB shall provide to BUYER information regarding interest collected on Office Loans during the calendar year in which the Closing Date occurs, up to and including the Closing Date.

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(b)          FNB’s sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Office after the Closing Date, if any, shall be as set forth in this Section 7.2(b). As soon as practicable following the date of this Agreement, FNB shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts and Office Loans (if such data processing support currently is provided with respect thereto) maintained at the Office (such Deposit Accounts and Office Loans, if applicable, hereinafter called the "Accounts"). As soon as practicable following the date of this Agreement, FNB shall provide to BUYER file formats relating to the Accounts and up to three (3) sets of test tapes or other media reasonably acceptable to BUYER related to the Accounts in generic form which are machine readable in form specified by BUYER. By not later than 3:00 P.M. local Akron, Ohio time on the business day immediately following the Closing Date, FNB shall make the foregoing documents and materials available for pick-up by BUYER. BUYER shall review and analyze such materials including, but not limited to, the file formats and tapes or other such media, and shall advise FNB in writing of any defects or concerns relating thereto not later than 10 business days following receipt thereof.

(c)          Prior to the Closing Date, FNB shall cooperate with BUYER in making Transferred Employees available at reasonable times for whatever program of training BUYER deems advisable; provided, however, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees, and BUYER shall reimburse FNB for any employee expenses incurred by FNB in connection with such training. BUYER shall make request of FNB for training opportunities prior to the Closing Date and consent by FNB shall not be unreasonably withheld or delayed. Such requests, shall specify the time, duration and place of such training.

(d)          FNB shall cooperate with BUYER to make provision for the installation of teller and platform equipment in the Office subject to approval by FNB; provided, however, that BUYER shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of FNB or the Office.

(e)          FNB shall resign as custodian of each IRA account maintained at the Office and assign the custodianship of such accounts to BUYER upon Closing subject to receipt of applicable customer consents and other provisions of this Agreement including the provisions of Section 8.10 hereof.

(f)          FNB shall terminate its ATM/debit card service effective as of close of business on the business day preceding the Closing Date or such other date and time as FNB and BUYER may agree. FNB shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing and, further, BUYER shall assume all responsibility and liability with respect thereto following the Closing. FNB will continue to redirect and/or pass through relevant Automated Clearing House ("ACH") transactions on Deposit Accounts for a period of ninety (90) days following the Closing Date.

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(g)          As of the opening of business on the first business day after the Closing Date, FNB and BUYER shall provide the appropriate Federal Reserve Bank (the "FRB") with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Office Loans (hereinafter collectively referred to as "Paper Items"). BUYER shall bear all charges and costs imposed by the FRB in connection with the reassignment of account number ranges for sorting the Paper Items.

(h)          In the event the FRB and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to BUYER with the result that such Paper Items are presented to FNB, by not later than 3:00 p.m. local time on each business day following the Closing and continuing for ninety (90) days after the Closing, FNB will make available to BUYER for pick up from FNB’s offices or the offices of FNB’s agent and/or processor all of the Paper Items which are received by FNB from the FRB and/or any regional or local clearinghouse during the morning of each such business day on an "as-received basis." At the same time FNB shall also make available to BUYER information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming ACH items as well as outstanding ATM transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by FNB for each of the Deposit Accounts and/or the Office Loans. BUYER shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of BUYER within 30 days following the Closing Date. Except as otherwise expressly provided herein, FNB shall provide the foregoing at no charge to BUYER for a period not to exceed thirty (30) days from the Closing Date, except that BUYER shall pay any charges assessed to FNB by the FRB, any national or local clearinghouse and/or FNB’s agent and/or processor to the extent such assessments relate to the Deposit Accounts or Office Loans. BUYER shall be responsible for pick-up of the data to be provided by FNB. Except as otherwise expressly provided herein, BUYER shall be responsible for processing any and all ACH returns received subsequent to the Closing directly through the appropriate Federal Reserve Bank. FNB and BUYER shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.2(h) might be affected promptly.

(i)          FNB shall not be liable to BUYER for any failure to provide the data required by Section 7.2(h) to the extent any such failure results from causes beyond FNB’s control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein FNB and/or its agent processor has been unable to process inclearings from the FRB or such clearinghouse.

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(j)          FNB shall, not earlier than the time of procurement of all regulatory approvals, authorizations and consents required for consummation of the transaction contemplated by this Agreement nor later than thirty (30) days prior to the Closing Date, notify all depositors of the Office and all borrowers of any Office Loan by letter reasonably acceptable to BUYER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of BUYER's pending assumption of the Deposit Liabilities and acquisition of the Office Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain FNB deposit-related services and/or FNB’s debit card and ATM services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be shared equally by BUYER and FNB.

(k)          For a period of sixty (60) days after the Closing Date, FNB will forward to BUYER, within two (2) business days of receipt, payments received by FNB with respect to the Office Loans. BUYER will forward, within two (2) business days of receipt, payments received by BUYER with respect to any loans not assigned to BUYER under this Agreement. BUYER and FNB further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan. BUYER shall reimburse FNB within two (2) business days of notice by FNB to BUYER for any payments tendered by borrowers which were credited to the outstanding balance of any Office Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and FNB shall assign to BUYER any rights of FNB to recovery of such payments as against the relevant borrower.

(l)          FNB shall forward notice to appropriate carriers for single premium prepaid life and A&H/Disability insurance related to the Office Loans (the "Insured Office Loans") of BUYER's acquisition of the Insured Office Loans within thirty (30) days following the Closing Date. Such notice shall identify BUYER as the new obligee of the Insured Office Loans and shall direct the insurance carriers to forward any premium refunds otherwise payable to FNB with respect to the Insured Office Loans following the Closing (the "Premium Refunds") to BUYER. In the event that, following the Closing, any such Insured Office Loans are paid in full prior to maturity and BUYER receives a Premium Refund, BUYER shall credit the account of such Insured Office Loan customer with the appropriate portion of any such Premium Refund. The Premium Settlement Payment by FNB shall constitute the only obligation of FNB to BUYER with respect to matters pertaining to Premium Refunds, and BUYER shall be responsible for any and all payments or credits due or owing the Insured Office Loan customers with respect to payment in full of the Insured Office Loans prior to maturity. The Premium Settlement Payment defined in Section 1.4(e) herein shall be calculated as of the Closing Date and based upon FNB’s actual commission rate on loans with such insurance coverage.

(m)          The duties and obligations of the parties in this Section 7.2 shall survive the Closing in accordance with the terms of this Section 7.2.

7.3           Overdrafts and Transitional Action. Overdrafts on the Deposit Accounts will be the responsibility and risk of BUYER except to the extent that such overdrafts are 30 days or more past due.

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7.4           ATMs and Debit Cards.

(a)          FNB shall provide to BUYER, no later than sixty (60) days prior to the Closing Date, a test tape, along with a file format or file layout and a production tape thirty (30) days before the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the Office and shall notify the appropriate processor to deactivate the operation of the such ATM and debit cards completely or to deactivate or disconnect the Deposit Accounts from such ATM and debit cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the such ATM and debit cards shall have settled prior to the Closing Date. All transactions and activity related to the FNB ATM and debit cards for Deposit Accounts transferred to BUYER following the Closing Date which are received or forwarded to FNB will be accepted and forwarded by FNB to BUYER along with all corresponding funds. FNB thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to BUYER.

(b)          FNB agrees to deactivate the ATMs located at the Office on or before the business day cutoff on the day prior to the Closing Date. Thereafter, BUYER shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

(c)          BUYER and FNB agree to cooperate with each other to assure that all transactions originated through the ATM or originated with ATM cards prior to or on the Closing Date shall be for the account of FNB and all transactions originated after the Closing Date shall be for the account of BUYER. A post-Closing adjustment shall be made in the manner set forth in Section 6.4 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

(d)          For a period of two (2) years from the Closing, (i) BUYER shall permit any customer or employee of FNB to use BUYER's ATMs located at the Office or at any other branch or location of BUYER without the imposition of any transaction fee, surcharge or "foreign use" charges by BUYER, and (i) FNB shall permit any customer or employee of BUYER to use FNB's ATMs located at any branch or other location of FNB without the imposition of any transaction fee, surcharge or "foreign use" charges by FNB.

(e)          The obligations of the parties under this Section 7.4 shall survive the Closing in accordance with the terms of this Section 7.4.

7.5           Environmental Matters.

(a)          Within thirty (30) days of the date of this Agreement, SELLERS shall provide to BUYER, at SELLERS’ expense, copies of any environmental site assessments in SELLERS’ possession (the "Environmental Assessments" herein) for the Real Estate.

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(b)          Within ten (10) business days of BUYER’s receipt of any such Environmental Assessment, or any Phase I environmental site assessment performed or obtained by BUYER, as the case may be, that identifies any Recognized Environmental Condition (as such term is defined in ASTM E1527-00, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) that would reasonably be expected to create a serious risk of material liability to BUYER related to the presence of Hazardous Substances at the Real Estate should it acquire the Real Estate, BUYER shall notify SELLERS in writing of BUYER's desire to have a qualified environmental consultant selected by BUYER and reasonably satisfactory to SELLERS (the "Environmental Consultant"), to the extent reasonable and appropriate, conduct a Phase II environmental site assessment ( the "Phase II Assessment" herein). In the event that BUYER desires to have an Environmental Consultant perform a Phase II Assessment, BUYER shall provide SELLERS with a written scope of work for the Phase II testing prepared by the Environmental Consultant which shall include, without limitation, the number and location of samples to be taken and proposed analyses, protocols, procedures and methodologies to be used in analyzing such samples (the “Scope of Work” herein), along with a statement of the Environmental Consultant’s qualifications. BUYER shall not perform any soil, ground water or other Phase II sampling or testing at the Real Estate without SELLERS’ prior written approval of the Environmental Consultant and the Scope of Work.

(c)          In the event that BUYER fails to provide written notice of its election to perform a Phase II Assessment to SELLERS as provided in Section 7.5(b) hereof, BUYER shall take the Real Estate “as is” at the Closing and shall assume all risks associated with the environmental condition of the Real Estate, regardless of the cause or date of origin of such condition.

(d)          SELLERS shall have a period of ten (10) business days from receipt of such notice to elect, at their sole option, to consent to the conduct of the Phase II Assessment. In the event that SELLERS consent to the conduct of the Phase II Assessment, the following shall apply:

(i)          Any such further investigation or testing shall be conducted in such a manner so as not to interfere with operations on the Real Estate. BUYER understands and acknowledges that access by the Environmental Consultant, its employees, agents, representatives, contractors and subcontractors, will be limited to those areas of the Real Estate reasonably required in connection with performance of the Phase II Assessment;

(ii)         BUYER shall provide notice to SELLERS at least forty-eight (48) hours prior to performing any work in connection with the Phase II Assessment. All work performed in connection with the Phase II Assessment shall occur during business hours;

(iii)        No investigation or testing will be performed beyond what is set forth in the Scope of Work agreed to by BUYER and SELLERS without SELLERS’ prior written consent;

(iv)         BUYER shall be solely responsible for any characterization, transportation, manifesting and disposal of any waste generated in the course of the Phase II Assessment in accordance with applicable Environmental Law;

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(v)          In connection with the performance of the Phase II Assessment, BUYER shall require the Environmental Consultant, its contractors and subcontractors, to maintain in full force and effect comprehensive general liability insurance in such amounts as are customary in the industry and shall deliver to SELLERS, upon request, certificates of such insurance policies executed by the respective insurers; and

(vi)         Any Phase II Assessment shall be (A) conducted at BUYER's expense, (B) treated as information subject to Section 8.1 of this Agreement, and (C) completed not more than sixty (60) days after the signing of this Agreement.

(e)          BUYER agrees that it and the Environmental Consultant shall conduct the Phase II Assessment pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to its condition prior to such site assessment or investigation and the removal or closure of all monitoring wells in accordance with applicable Environmental Law. BUYER agrees to indemnify, defend and hold SELLERS harmless from and against any liability or obligation arising out of any act or omission of BUYER, Environmental Consultant or their respective employees, contractors, subcontractors, agents or representatives in connection with the performance of the Phase II Assessment.

(f)          For purposes of this Agreement, the term "Environmental Law" shall mean any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority, (x) relating to the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, asbestos, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.); and the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.).

(g)          For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance, whether liquid, solid, or gas, (a) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law including, without limitation, asbestos; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal of which is regulated under Environmental Law.

7.6           Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.

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8.           GENERAL COVENANTS AND INDEMNIFICATION.

8.1           Confidentiality Obligations of BUYER. From and after the date hereof, until the earlier of (i) four (4) years following the Closing Date, or (ii) four (4) years following the earlier termination of this Agreement, BUYER shall, and shall cause its affiliates and parent company to, treat all information received from SELLERS concerning the business, assets, operations, and financial condition of SELLERS and their affiliates, and SELLERS’ and their affiliates’ respective customers (including, without limitation, the Office), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER, its parent company or its affiliates, if any, or in the public domain or received from a third person not known by BUYER, its parent company or its affiliates, if any, to be under any obligation to SELLERS; and BUYER shall not, and shall cause its parent company and affiliates not to, use any such information for any purpose except in furtherance of the transactions contemplated hereby (including in the filing of required regulatory applications, provided that, if available, a confidential treatment request will be made regarding such confidential information). Upon any termination of this Agreement, BUYER shall, and shall cause its parent company and affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information received from or on behalf of SELLERS in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.1 are of the essence and shall survive any termination of this Agreement in accordance with the terms of this Section 8.1, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Office; provided, however, that neither BUYER nor its parent company or any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.1 if any of such confidential information is required to be disclosed in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by SELLERS that all information provided to BUYER related to the Acquisition may be provided to BUYER's parent company and affiliates, if any, as necessary for the purpose of consummating the Acquisition.

8.2           Confidentiality Obligations of SELLERS. From and after the date hereof, until the earlier of (i) four (4) years following the Closing Date, or (ii) four (4) years following the earlier termination of this Agreement, SELLERS shall, and shall cause their respective affiliates and their respective parent corporations to, treat all information received from BUYER concerning BUYER's business, assets, operations, and financial condition as confidential, unless and to the extent that SELLERS can demonstrate that such information was already known to SELLERS, their respective affiliates or their respective parent corporations, or in the public domain, or received from a third person not known by SELLERS, their respective affiliates or their respective parent corporations to be under any obligation to BUYER; and SELLERS shall not, and shall cause their respective affiliates and their respective parent corporations not to, use any such information for any purpose except in furtherance of the transactions contemplated hereby (including in the filing of required regulatory applications, provided that, if available, a confidential treatment request will be made regarding such confidential information). Upon any termination of this Agreement, SELLERS shall, and shall cause their respective affiliates and their respective parent corporations to, promptly return all documents and workpapers containing, and all copies of, any such information received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLERS contained in this Section 8.2 are of the essence and shall survive any termination of this Agreement in accordance with the terms of this Section 8.2; provided, however, that neither SELLERS nor any of their respective affiliates or their respective parent corporations shall be deemed to have violated the covenants set forth in this Section 8.2 if any of such confidential information is required to be disclosed in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BUYER that all information provided to SELLERS related to the Acquisition may be provided to SELLERS’ respective affiliates and SELLERS’ respective parent corporations for the purpose of consummating the Acquisition.

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8.3           Indemnification by SELLERS. Subject to the limitations set forth in Section 10.2 hereof, from and after the Closing Date, SELLERS, jointly and severally, shall indemnify, hold harmless, and defend BUYER from and against all claims, losses, liabilities and obligations, including reasonable attorneys' fees and expenses (collectively, "Losses"), which BUYER may receive, suffer or incur arising out of, relating to or in connection with any actions, suits or proceedings (other than any proceedings to prevent or limit the consummation of the Acquisition) related to (i) any inaccuracy in any of the representations and warranties, or breach or nonperformance of any of the covenants, made by SELLERS herein, (ii) operations and transactions occurring on or prior to the Closing Date and which involve the Assets transferred, the Deposit Liabilities or the Office Loans being transferred to BUYER, (iii) the operations at the Office on or prior to the Closing Date, and (iv) the ownership of the Real Estate on or prior to the Closing Date. The obligations of SELLERS under this Section 8.3 shall be contingent upon BUYER giving SELLERS written notice (i) of receipt by BUYER of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.3, including copies thereof, and (ii) of the assertion of any claim or demand relating to the foregoing, including, to the extent known to BUYER, the identity of the person(s) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by BUYER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. SELLERS shall have the right to assume BUYER's defense in any such actions, suits, or proceedings through counsel selected by SELLERS (reasonably acceptable to BUYER), to compromise and/or settle the same and to prosecute any available appeals or review any adverse judgment or ruling that may be entered therein; provided, however, that BUYER shall have the right, at its own expense, to participate jointly with SELLERS in the defense of any such actions, suits or proceedings. Notwithstanding the right of BUYER to participate, SELLERS shall have the sole right to compromise and/or settle any such actions, suits or proceedings on such terms as SELLERS, in their sole discretion, shall deem appropriate with respect to any issue involved in any such actions, suits or proceedings as to which: (a) SELLERS have acknowledged the obligation to indemnify BUYER hereunder and the settlement is solely for cash (and BUYER receives a complete release in connection therewith); or (b) BUYER shall have declined to participate. The availability of indemnification pursuant to this Section 8.3 shall not prevent BUYER from seeking any other remedy otherwise available to BUYER, including remedies at law or in equity.

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8.4           Indemnification by BUYER. Subject to the limitations set forth in Section 10.2 hereof, from and after the Closing Date, BUYER shall indemnify, hold harmless and defend SELLERS from and against any and all Losses which SELLERS may receive, suffer, or incur arising out of, relating to or in connection with any actions, suits or proceedings (other than any proceedings to prevent or limit the consummation of the Acquisition) related to (i) any inaccuracy in any of the representations and warranties, or breach or nonperformance of any of the covenants, made by BUYER herein, (ii) SELLERS' compliance with instructions from BUYER made pursuant to Section 7.4 of this Agreement and not related to any gross negligence or malfeasance on the part of SELLERS, (iii) operations and transactions occurring after the Closing Date and which involve the Assets transferred, the Deposit Liabilities or the Office Loans being transferred to BUYER or the Assumed Liabilities (except to the extent that the Losses arise from or relate to the operations at the Office on or prior to the Closing Date), (iv) the operations at the Office after the Closing Date, (v) the ownership of the Real Estate after the Closing Date, and (vi) the imposition (including by operation of law or otherwise) by a third party of any of the Assumed Liabilities on SELLERS. The obligations of BUYER under this Section 8.4 shall be contingent upon SELLERS giving BUYER written notice (i) of the receipt by SELLERS of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.4, including copies thereof, and (ii) of the assertion of any claim or demand relating to the foregoing, including, to the extent known to SELLERS, the identity of the person(s) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by SELLERS of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BUYER shall have the right to assume SELLERS’ defense in any such actions, suits, or proceedings through counsel selected by BUYER (reasonably acceptable to SELLERS), to compromise and/or settle the same and to prosecute any available appeals or review any adverse judgment or ruling that may be entered therein; provided, however, that SELLERS shall have the right, at their own expense, to participate jointly with BUYER in the defense of any such actions, suits or proceedings. Notwithstanding the right of SELLERS to participate, BUYER shall have the sole right to compromise and/or settle any such actions, suits or proceedings on such terms as BUYER, in its sole discretion, shall deem appropriate with respect to any issue involved in any such actions, suits or proceedings as to which: (a) BUYER has acknowledged the obligation to indemnify SELLERS hereunder and the settlement is solely for cash (and SELLERS receive a complete release in connection therewith); or (b) SELLERS shall have declined to participate. The availability of indemnification pursuant to this Section 8.4 shall not prevent SELLERS from seeking any other remedy otherwise available to SELLERS, including remedies at law or in equity.

8.5           Solicitation of Customers by BUYER Prior to Closing. At any time during the Pre-Closing Period, BUYER will not, and will cause its affiliates not to, conduct any marketing, media or customer solicitation campaign which is specifically or directly targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by BUYER pursuant to this Agreement to discontinue their account or business relationships with FNB.

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8.6           Solicitation of Customers by FNB After the Closing. For a period of four (4) years following the Closing Date, neither FNB nor any affiliate thereof will solicit (a) deposit accounts from customers whose Deposit Liabilities and/or Office Loans are assumed or acquired by BUYER pursuant to this Agreement, (b) refinancing of Office Loans from borrowers whose Office Loans are being acquired by BUYER hereunder, or (c) any persons located within a ten (10) mile radius of the Office, provided that, such radius does not extend beyond the boundaries of Summit County, Ohio (the “Territory”), to provide to such persons any retail, commercial, fiduciary, or wealth management services similar to or competitive with those services provided by BUYER; provided, however, that the foregoing (a), (b) and (c) shall not apply to (i) existing customers of FNB’s offices other than the Office or persons who are employees or current directors of FNB or any affiliate of FNB, (ii) any general advertisement by FNB or an affiliate regarding its banking products or other services, or (iii) any person who becomes a customer of FNB or an affiliate of FNB or seeks the services provided by FNB or an affiliate of FNB on such person's own initiative.

8.7           Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party(ies) hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, SELLERS agree to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as shall be necessary and appropriate to vest in BUYER the legal and equitable title to the Assets being conveyed to BUYER hereunder. Further, BUYER, at its sole cost and expense, shall prepare and shall file, or shall cause to be prepared and filed, with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to BUYER any security interests and other rights of FNB in and to collateral securing the Office Loans. SELLERS shall cooperate with BUYER in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement; provided, however, that nothing contained herein shall relieve BUYER of its obligations as set forth herein.

8.8           Operation of the Office. Except as otherwise expressly provided in this Agreement, after the Closing Date, neither FNB, nor its subsidiaries or affiliates shall be obligated to provide for any managerial, financial, business, or other services to the Office, including, without limitation, any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Office prior to the Closing Date, and BUYER shall take such action as may in its judgment be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Office after the Closing Date. Within five (5) days after the Closing Date, BUYER shall change the legal name of the Office and, except for any documents or materials in possession of the customers of the Office (including, but not limited to, deposit tickets and checks), shall not use and shall cause the Office to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Office by any name that includes the words "First National Bank," the name of any affiliate of FNB, or any derivations thereof. FNB will retain its signs located at the Office. During the Pre-Closing Period, SELLERS shall cooperate with any reasonable requests of BUYER directed to obtaining specifications for the procurement of new signs of BUYER's choosing for installation by BUYER of new signs immediately following the close of business on the Closing Date; provided, however, that BUYER's receipt of all sign specifications shall be obtained by BUYER in a manner that does not interfere with the normal business activities and operations of the Office and shall be at the sole and exclusive expense of BUYER. BUYER shall remove the “skins” of FNB’s signs with FNB’s name and logo and shall hold them pending pickup by FNB. It is understood by the parties hereto that, with the exception of the “skins,” all mounting facilities, electronics and components for the signs shall be considered as Fixed Assets for purposes of this Agreement.

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8.9           Information After Closing. For a period of five (5) years following the Closing Date, upon written request of SELLERS to BUYER or BUYER to SELLERS, as the case may be, such requested party(ies) shall provide the requesting party(ies) with reasonable access to, or copies of, information and records relating to the Office which are then in the possession or control of the requested party(ies) reasonably necessary to permit the requesting party(ies) or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Office prior to the Closing. In the event of any such requests, the requesting party(ies) shall reimburse the requested party(ies) for the reasonable costs of the requested party(ies) related to such request.

8.10         Individual Retirement Accounts. All IRAs related to the Office that shall not have been transferred to BUYER by the close of business on the thirtieth (30th) day following the Closing Date may be retained by FNB at its option, and for any such IRAs retained, FNB shall advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such IRAs to the account holders.

8.11         Covenant Not to Compete. For a period of four (4) years following the Closing Date, FNB and its affiliates shall not, and shall not enter into any agreement to, (i) provide to any persons located within the Territory retail, commercial, fiduciary, or wealth management services similar to or competitive with the services provided by BUYER, or (ii) own, operate or use any building, office or other facility or premises located within the Territory for the purpose of operating a branch or loan production office similar to or competitive with the business of the Office as of the Closing Date; provided, however, that the foregoing (i) shall not apply to (A) existing customers of FNB’s offices other than the Office or persons who are employees or current directors of FNB or any affiliate of FNB, (B) any general advertisement by FNB or any affiliate of FNB regarding its banking products or other services, or (C) any person who becomes a customer of FNB or an affiliate of FNB or seeks the services provided by FNB or any affiliate of FNB on such person's own initiative.

8.12         Non-solicitation of Employees. BUYER and SELLERS agree that for a period of twenty-four (24) months after the Closing Date, neither BUYER nor SELLERS nor any of their respective subsidiaries or affiliates will directly or indirectly solicit for employment or employ any persons who are employees of the other party(ies) or its/their respective subsidiaries or affiliates as of the Closing Date (except in the case of BUYER, the employment of any Transferred Employees after the Closing). As used solely in this Section 8.12, the term "solicit" shall not be deemed to include general advertisements or general solicitations that are not targeted or directed specifically to individuals who are employees of the other party(ies) or its/their respective subsidiaries or affiliates. Nothing in this Section 8.12 shall prohibit the parties or their respective affiliates or subsidiaries from hiring a person covered by this Section 8.12 who contacts the hiring party on his/her own initiative (and not in response to solicitation by the hiring party in violation of this section) or a person covered by this Section 8.12 who is no longer in the employ of the other party or its respective subsidiaries or affiliates at the time of such solicitation.

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8.13         Office-Originated Loans after Closing. BUYER and SELLERS agree that for a period of two (2) years after the Closing Date, BUYER shall make available to FNB the opportunity to participate on any new loans originated at the Office in the market served by it for which loans BUYER seeks or requires participation. BUYER shall provide written notice to FNB prior to the closing of any such loans, and FNB shall have five (5) days from receipt of such notice to elect to so participate in the loans. The terms for participation shall be mutually agreed upon by the parties upon exercise of such option by FNB.

The covenants and obligations of the parties in this Article 8 shall survive the Closing or the earlier termination of this Agreement, if applicable, in accordance with their respective terms.

9.           TERMINATION.

9.1          Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual written consent of the parties.

9.2          Termination by SELLERS. This Agreement may be terminated and the transactions contemplated hereby abandoned by SELLERS:

(a)          in the event of a material breach by BUYER of this Agreement, if such breach is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured;

(b)          in the event any of the conditions precedent specified in Section 5.1 of this Agreement (i) has not been met as of the date specified for such condition in this Agreement or if no date is specified, the Closing Date, or (ii) is not capable of being met, and in the case of either (i) or (ii), has not been waived by SELLERS;

(c)          in the event any required regulatory approval, authorization or consent for the consummation of the Acquisition is denied by any applicable regulatory authority;

(d)          on or after the date which is 150 calendar days following the date of this Agreement (the "Termination Date") if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by SELLERS;

(e)          in the event that a governmental authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable; or

(f)          in the event that BUYER fails to obtain within one hundred twenty (120) days after the effective date hereof, any required regulatory approval, authorization or consent of which it is BUYER’s responsibility to obtain, in which event BUYER shall pay to SELLERS the actual costs, fees and expenses incurred by SELLERS in connection with this Agreement and the Acquisition, including, without limitation, attorneys’ fees, filing costs and out of pocket expenses subject to a maximum payment of $250,000.

The payment obligations of BUYER under Section 9.2(f) shall survive any termination of this Agreement pursuant to such section.

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9.3           Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by BUYER:

(a)          in the event of a material breach by SELLERS of this Agreement, if such breach is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured;

(b)          in the event any of the conditions precedent specified in Section 5.2 of this Agreement (i) has not been met as of the date specified for such condition in this Agreement or if no date is specified, the Closing Date, or (ii) is not capable of being met, and in the case of either (i) or (ii), has not been waived by BUYER;

(c)          in the event any required regulatory approval, authorization or consent required for consummation of the Acquisition is denied by any applicable regulatory authority;

(d)          in the event that a governmental authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable;

(e)          on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by BUYER; or

(f)          in the event that SELLERS fails to obtain within one hundred twenty (120) days after the effective date hereof, any required regulatory approval, authorization or consent of which it is SELLERS’ responsibility to obtain, in which event SELLERS shall pay to BUYER the actual costs, fees and expenses incurred by BUYER in connection with this Agreement and the Acquisition, including, without limitation, attorneys’ fees, filing costs and out of pocket expenses subject to a maximum payment of $250,000.

The payment obligation of SELLERS under Section 9.3(f) shall survive any termination of this Agreement pursuant to such section.

9.4           Effect of Termination. The termination of this Agreement pursuant to Sections 9.2 or 9.3 of this Article 9 shall not release any party hereto from any liability or obligation to the other party(ies) hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party(ies) to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party(ies). If this Agreement is terminated pursuant to Sections 9.2 or 9.3 of this Article 9, then all provisions of this Agreement shall thereupon become void without any liability on the part of any party hereto to any other party(ies) hereto except that this Section 9.4 and Article 10 shall survive any such termination.

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10.         MISCELLANEOUS PROVISIONS.

10.1         Expenses.

Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated.

10.2         Limitations on Indemnification.

(a)          Termination of Representations and Warranties. The respective representations and warranties of SELLERS and BUYER contained in this Agreement shall terminate on the one (1)-year anniversary of the Closing Date, except for the representations and warranties of (i) SELLERS contained in Sections 3.1(a), (b), (c), (d), (g), (m) and (r), and (ii) BUYER contained in Sections 3.2(a), (b) and (c), which shall survive for a period of twenty-four (24) months following the Closing. The respective representations and warranties of SELLERS contained in Section 3.1(a), (b), (c) and (d), and of BUYER contained in Section 3.2 (a), (b) and (c), are collectively, the “Fundamental Representations”.

(b)          Basket; Cap.

(i)          Except for claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations, neither BUYER nor SELLERS shall be entitled to indemnification for any Losses arising under Section 8.3 or 8.4, as the case may be, until the aggregate amount of all of the claims for indemnification exceeds Fifty Thousand Dollars ($50,000) and thereafter, BUYER or SELLERS, as applicable, shall be entitled to indemnification for all of the Losses.

(ii)         Except for claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations, the maximum aggregate indemnification amount to which BUYER or SELLERS, as applicable, may be entitled under this Agreement shall be an amount equal to One Million Dollars ($1,000,000).

10.3        Waivers.

Each party hereto, by written instrument signed by a duly authorized officer of such party, may extend the time for the performance of any of the obligations or other acts of the other party(ies) hereto and may waive, but only as affects the party(ies) signing such instrument:

(a)          any inaccuracies in the representations or warranties of the other party(ies) contained or referred to in this Agreement;

(b)          compliance with any of the covenants or agreements of the other party(ies) contained in this Agreement;

(c)          the performance (including performance to the satisfaction of a party or its counsel) by the other party(ies) of such of its obligations set out herein; and

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(d)          satisfaction of any condition to the obligations of the waiving party(ies) pursuant to this Agreement.

10.4         Notices.

All notices and other communications hereunder may be made by mail, hand-delivery, courier service, facsimile or electronic transmission, and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

If to BUYER:

Premier Bank & Trust, N.A.

6141 Whipple Avenue, N.W.

North Canton, Ohio 44720

Attn: Rick L. Hull, President & CEO

E-mail: rick.hull@mypbandtbank.com

Facsimile: (330) 244-2992

With a copy to:

Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A.

4775 Munson Street NW

Canton, Ohio 44718

Attn: Jason F. Haupt

E-mail: jhaupt@kwgd.com

Facsimile: (330) 497-4020

If to SELLERS:

First National Bank, N.A.

112 West Market Street

Orrville, Ohio 44667

Attn: Mark R. Witmer, President & CEO

E-mail: MarkWitmer@discoverfirstnational.com

Facsimile: (330) 682-4644

With a copy to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 4414

Attn: Joseph K. Juster

E-mail: jjuster@calfee.com

Facsimile: (216) 241-0816

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or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

10.5         Parties in Interest; Assignment; Amendment. The rights and obligations of each party hereto shall be binding upon, by the operation of law or otherwise, and shall inure to the benefit of, the parties hereto and their respective successors, legal representatives, and permitted assigns. Except as expressly provided herein, no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party(ies); provided, however, that BUYER shall have the right to assign all of BUYER’s rights and obligations hereunder with respect to the assignment of any leases or other Assumed Contracts related to the Real Estate to be assigned by NBOH to BUYER hereunder.

10.6         Headings. The headings and table of contents used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.7         Terminology. The specific terms that are defined in various provisions of this Agreement shall apply throughout this Agreement (including, without limitation, each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

(a)          The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which SELLERS or BUYER is/are closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

(b)          The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

(c)          The term "Permitted Exceptions" shall mean, with respect to the Real Estate, (i) those standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy, and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by SELLERS to BUYER as indicated in Section 2.1(b) of this Agreement reasonably satisfactory to BUYER; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, covenants, restrictions, and encumbrances (but in all cases relating to the Real Estate excluding those which secure borrowed money), rights-of-way and other similar restrictions (including zoning or building restrictions) which, individually and in the aggregate do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby as determined by BUYER in its reasonable discretion; and (iv) such other exceptions as are approved by BUYER in writing.

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(d)          The term "person" shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

(e)          Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, Schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

(f)          The term "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by, directly or indirectly, the indicated parent of such entity.

(g)          The term "overdraft protection" shall include all such programs and product offerings that provide depositor protection for overdrafts including, but not limited to, features sometimes referred to as "overdraft privileges" and the loan relationships created thereby.

(h)          Capitalized terms used in this Agreement that are defined elsewhere in this Agreement shall have the meanings ascribed to herein, unless the context otherwise requires.

10.8         Press Releases. SELLERS or BUYER, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other(s), which approval shall not be unreasonably withheld. Nothing contained herein shall restrict or prohibit BUYER or SELLERS from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation or stock market requirement and limited to information necessary for compliance with same.

10.9         Entire Agreement. This Agreement and the Transaction Documents supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and thereof and contain the entire agreement of the parties relating to the subject matter hereof and thereof. All Schedules, Exhibits, appendices to, and documents delivered in connection with, this Agreement are incorporated into this Agreement by reference and made a part hereof.

10.10        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and the laws of the United States, as well as regulations issued by relevant agencies thereof.

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10.11         Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event SELLERS and BUYER agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

10.12         Counterparts. This Agreement may be executed in several counterparts and by facsimile and electronic transmission (including by .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.13         Tax Matters. BUYER and SELLERS agree that they will file applicable tax returns and other related schedules and documents related to their respective interests based on the allocations in this Agreement (including, without limitation, in Section 1.4(b) hereof).

10.14         Updating of Disclosure Schedules and Exhibits. From time to time prior to the Closing, SELLERS shall have the right to supplement or amend the Disclosure Schedules and the Exhibits with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules and the Exhibits pursuant to this Agreement, subject to BUYER’s written approval of any supplement or amendment to any Disclosure Schedule or Exhibit other than Exhibit 1.2(e) and Exhibit 1.3(b), which approval shall not be unreasonably withheld or delayed. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Sections 5.2(c) and 5.2(d); provided, however, if the Closing shall occur, then BUYER shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, with respect to any and all matters disclosed or updated pursuant to any such supplement or amendment made by SELLERS (and, where applicable, approved by BUYER) at or prior to the Closing and, in any such event, any and all matters so disclosed or updated shall be deemed to be a part of this Agreement for all purposes.

[Remainder of page intentionally blank; signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Branch Office Purchase and Assumption Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ATTEST:	Premier Bank & Trust, National Association

By:
Rick L. Hull, its President & CEO

ATTEST:	First National Bank, National Association

By:
Mark R. Witmer, its President & CEO

ATTEST:	NBOH Properties, LLC

By:
James R. VanSickle, Secretary

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